Exhibit 99.1

Compass Diversified Holdings Issues Shareholder Letter

Westport, Conn., April 2, 2020 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the Company”), an owner of leading middle market businesses, today issued a letter to its shareholders providing a business update amid the novel coronavirus (“COVID-19”) pandemic.

Dear Fellow Shareholders,

In this truly unprecedented time, we hope this letter finds you and your families safe and healthy.
Like so many of you, we have been closely monitoring developments related to the spread of the novel coronavirus (“COVID-19”). While pandemic-fueled volatility has sent financial markets on wild swings, we are carefully monitoring how businesses, governments and health organizations around the world take measures that would have seemed unimaginable just months ago to contain the virus and keep our communities safe. Although we are still in the early days of understanding and assessing the impact to the global economy, we wanted to provide an interim update on our business as well as what we are seeing in the market now.

At CODI, we have always managed our business for the long-term. Our unique permanent capital structure, disciplined approach to investing and diversified group of companies give us flexibility to take the unexpected in stride. While others were accumulating assets at record high prices throughout 2019, our long-term, balanced risk approach ensured that we were defensively positioned and had the systems readiness in place to operate in the current environment. Importantly, the actions we took in 2019 - including opportunistically divesting two companies, issuing equity capital in November and substantially de-risking our balance sheet - will allow us to continue identifying and executing on compelling opportunities as the current dislocation begins to settle.

Today our Board of Directors authorized the regularly scheduled distributions on the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and our Common Shares. This marks the 37th consecutive quarter that we have paid our Common Stock distribution at a rate of $1.44 per share annualized.

We were prepared to operate in today’s market and have implemented robust precautions.

We have a detailed crisis preparedness plan in place, allowing us to migrate to a remote working structure with all systems and operations functioning seamlessly. The health of our team and various stakeholders is our highest priority, and we are taking all appropriate measures to ensure they are safe and supported.

We are continually working with our management teams at each subsidiary to evaluate business-specific risks and support them as they make decisions about contingency planning. With a large portion of the country under some form of a “stay-at home” order, we anticipate downward revenue pressure on certain subsidiaries as a result of the abrupt halt to large segments of the economy. However, our group of companies are strategically diverse, serving a broad range of end markets, distribution channels and customers. Many of our consumer brands stand for readiness and we believe these readiness-focused brands will have enhanced appeal to a broader group of potential customers and therefore emerge with stronger growth prospects.

We are in regular contact with our subsidiary teams to assist in managing any financial or operational disruptions that may occur. With a clear focus on maintaining operations to the full extent possible, we have flexibility to temporarily cut discretionary spending, freeze new hires, defer capital expenditures and postpone growth initiatives to ensure that our subsidiaries remain viable. We will continue to make decisions in real time and re-evaluate on a day-to-day basis.

We believe we have sufficient liquidity and are positioned to generate future shareholder value.

We currently have significant levels of capital available, and our net leverage remains at only 1.5 times. Last year, we further strengthened our balance sheet through the divestiture of two subsidiaries and the issuance of our 7.875% Series C Preferred Shares, taking steps to defensively position the company.

As previously disclosed, as of December 31, 2019, we had approximately $100.3 million in cash and cash equivalents, $400.0 million outstanding in 8.00% Senior Notes due 2026 with no outstanding borrowings under our revolving credit facility. In an abundance of caution, and as a proactive measure, in late March 2020, we elected to draw down $200 million from our revolving credit facility. Following the recent drawdowns, we have more than $245 million cash on hand at the corporate level, exclusive of cash held on hand at our subsidiary companies (which was approximately $35 million as of December 31, 2019). Subsequent to the expected close of Marucci Sports LLC, and including our ability to upsize our revolving credit facility by $250 million, we expect to have more than $650 million of liquidity available to support our business.

We continue to identify and execute on compelling opportunities.
With our permanent capital structure, strong liquidity position and operational preparedness, CODI is not only navigating the current environment, we are also continuing to execute on compelling opportunities while under no pressure to divest of assets in an unfavorable market.
Last month we announced the acquisition of Marucci Sports, a fast growing, authentic consumer products company operating in the baseball industry. We believe this transaction has tremendous upside for shareholders and is one that other investment firms may not have been able to close in such volatile markets.
Despite the challenges ahead, we believe that we are positioned to succeed in a time of market dislocation and look forward to continuing to find unique opportunities to acquire, manage and opportunistically divest leading middle market businesses on your behalf.

In closing, as difficult as this period is, we believe that the companies that successfully manage through this turmoil will be stronger and more valuable on the other end. We are taking every step that we can to prepare for the impact and we are well positioned to continue to generate shareholder value in the years to come. As we have done through other challenging moments in time, we are confident that we have the right strategy, an excellent team in place and a strong group of subsidiaries to not only persevere but also find stronger footing on the other side.

Thank you for your dedication to CODI. We will continue to be transparent about the expected impact and will keep you updated moving forward.

Best,

Elias J. Sabo                      Ryan J. Faulkingham
Chief Executive Officer              Chief Financial Officer
Compass Group Diversified Holdings, LLC     Compass Group Diversified Holdings, LLC

About Compass Diversified Holdings (“CODI” or the "Company")
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•
The manufacturer and marketer of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we operate; the ability of our portfolio companies to achieve their objectives; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K and its quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Julie Oakes / Kate Thompson
212-355-4449